Calculation of Filing Fee Tables
S-8
BlossomHill Therapeutics, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share, issuable upon exercise of outstanding options granted pursuant to the 2020 Equity Incentive Plan, as amended	Other	1,102,418	$ 7.21	$ 7,948,433.78	0.0001381	$ 1,097.68
2	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2026 Equity Incentive Plan	Other	2,633,511	$ 16.00	$ 42,136,176.00	0.0001381	$ 5,819.01
3	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2026 Employee Stock Purchase Plan	Other	302,529	$ 13.60	$ 4,114,394.40	0.0001381	$ 568.20
4	Equity	Common Stock, $0.0001 par value per share, issuable upon exercise of outstanding options granted pursuant to the 2026 Equity Incentive Plan	Other	1,544,599	$ 16.00	$ 24,713,584.00	0.0001381	$ 3,412.95
Total Offering Amounts:						$ 78,912,588.18		$ 10,897.84
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,897.84
Offering Note
[1]	(A) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Common Stock ("Common Stock") of BlossomHill Therapeutics, Inc. (the "Registrant") that become issuable under the Registrant's 2020 Equity Incentive Plan, as amended (the "2020 Plan"), the Registrant's 2026 Equity Incentive Plan (the "2026 Plan"), or the Registrant's 2026 Employee Stock Purchase Plan (the "2026 ESPP") by reason of any stock dividend, stock split, recapitalization or other similar transaction. (B) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,102,418 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2020 Plan are calculated using the weighted-average exercise price of $7.21 per share for such stock options. (C) Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2020 Plan. No additional stock awards will be granted under the 2020 Plan. The shares of Common Stock reserved for issuance pursuant to such stock options will become available for issuance under the 2026 Plan to the extent any such shares (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued, (ii) are not issued because such stock award or any portion thereof is settled in cash, (iii) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares, (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price, or (v) are withheld or reacquired to satisfy a tax withholding obligation. See footnote 2(B) below.

[2]	(A) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of $16.00 per share (the "IPO Price"), which is the initial public offering price per share of the Registrant's Common Stock as set forth in the Registrant's registration statement on Form S-1 (File No. 333-297512), as amended (the "S-1 Registration Statement"), that became effective on August 6, 2026. (B) Represents 2,633,511 shares of Common Stock reserved for future grant under the 2026 Plan. The 2026 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2026 Plan on January 1st of each year, commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to 5% of the Share Reserve Increase Stock (as defined in the 2026 Plan) outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement. In addition, to the extent that any stock options outstanding under the 2020 Plan expire, terminate prior to exercise or settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, the shares of Common Stock reserved for issuance pursuant to such stock options will become available for issuance under the 2026 Plan. See footnote 1(C) above.

[3]	(A) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of the IPO Price, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2026 ESPP. (B) Represents 302,529 shares of Common Stock reserved for future grant under the 2026 ESPP. The 2026 ESPP provides that an additional number of shares of Common Stock will automatically be added annually to the shares authorized for issuance under the 2026 ESPP on January 1st of each year, commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to the lesser of (x) 1% of the Share Reserve Increase Stock (as defined in the 2026 ESPP) outstanding on December 31st of the preceding calendar year, and (y) 907,587 shares of Common Stock; provided, however, that the Registrant's board of directors may act prior to January 1st of a given year to provide that there will be no increase in the share reserve for such calendar year or that the increase for such year will be a lesser number of shares of Common Stock than would otherwise occur. This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement.

[4]	(A) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The amount registered represents shares of Common Stock that may be issued upon the exercise of outstanding options granted under the 2026 Plan. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,544,599 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2026 Plan are calculated using the weighted-average exercise price of $16.00 per share for such stock options.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources